Exhibit 99.1

Eversource Energy Reports First Quarter 2018 Results

(HARTFORD, Conn. and BOSTON, Mass. – May 2, 2018)  Eversource Energy (NYSE: ES) today reported first quarter 2018 earnings of $269.5 million, or $0.85 per share, compared with earnings of $259.5 million, or $0.82 per share, in the first quarter of 2017.

Also today, the Eversource Energy Board of Trustees declared a regular quarterly dividend of $0.505 per share, payable June 29, 2018 to shareholders of record as of May 24, 2018.  Additionally, the company today reaffirmed its 2018 earnings per share (EPS) guidance of $3.20 to $3.30 and its projected 5 to 7 percent long-term EPS growth rate.

“We had a very solid start to 2018, despite extremely challenging weather conditions in March, resulting from an unprecedented three major Nor’easters in 11 days,” said James J. Judge, Eversource Energy chairman, president and chief executive officer.  “We thank our customers who showed great support, patience and appreciation for our employees’ efforts on their behalf following the storms, and we are so grateful to thousands of Eversource employees for their tireless work during that difficult period.”

Electric Transmission

Eversource Energy’s transmission segment earned $107.4 million in the first quarter of 2018, compared with earnings of $94.2 million in the first quarter of 2017.  Higher transmission earnings were primarily due to Eversource Energy’s additional investment in its electric transmission system.

Electric Distribution

Eversource Energy’s electric distribution and generation segment earned $104.2 million in the first quarter of 2018, compared with earnings of $114.1 million in the first quarter of 2017.  Lower results were due primarily to the sale of generation assets, as well as higher depreciation, property tax, operations and maintenance expense, partially offset by higher electric distribution margins.  Higher operations and maintenance expense was driven primarily by higher storm-related costs in 2018.

Natural Gas Distribution

Eversource Energy’s natural gas distribution segment earned $57.8 million in the first quarter of 2018, compared with earnings of $50.8 million in the first quarter of 2017.  Stronger sales were partially offset by higher operations and maintenance expense.

Water Distribution

Eversource Energy’s water distribution segment, which was created when Eversource acquired Aquarion Water Company in December 2017, earned $1.5 million in the first quarter of 2018.  Water distribution earnings are heavily weighted in the warmer months of the year, the opposite of natural gas distribution earnings.

Parent and other companies

Parent and other companies had a net loss of $1.4 million in the first quarter of 2018, compared with earnings of $0.4 million in the first quarter of 2017, due primarily to higher interest expense.

The following table reconciles consolidated earnings per share for the first quarters of 2018 and 2017:

		First Quarter
2017	Reported EPS	$0.82
	Higher transmission earnings in 2018	$0.04
	Higher electric distribution margin in 2018	$0.03
	Higher natural gas revenues in 2018	$0.01
	Lower generation earnings in 2018	($0.01)
	Higher non-tracked O&M in 2018	($0.01)
	Higher depreciation and property tax expense in 2018	($0.01)
	Higher interest expense in 2018	($0.02)
2018	Reported EPS	$0.85

Financial results for the first quarters of 2018 and 2017 for Eversource Energy’s business segments and parent and other companies are noted below:

Three months ended:

(in millions, except EPS)	March 31, 2018	March 31, 2017	Increase/ (Decrease)	2018 EPS [1]
Electric Distribution	$104.2	$114.1	($9.9)	$0.33
Electric Transmission	107.4	94.2	13.2	0.34
Natural Gas Distribution	57.8	50.8	7.0	0.18
Water Distribution	1.5	---	1.5	---
Parent and Other Companies	(1.4)	0.4	(1.8)	---
Reported Earnings	$269.5	$259.5	$10.0	$0.85

Retail sales data:

(Three months ended)	March 31, 2018	March 31, 2017	% Change
Electric Distribution
Traditional	3,847	3,700	4.0%
Decoupled	9,374	9,472	(1.0%)
Total Electric Distribution	13,221	13,172	0.4%

Natural Gas Distribution (mmcf)
Traditional	20,473	18,905	8.3%
Decoupled and Special Contracts	22,706	22,241	2.1%
Total Natural Gas Distribution	43,179	41,146	4.9%

Eversource Energy has approximately 317 million common shares outstanding.  It operates New England’s largest energy delivery system and serves approximately 4 million electric, natural gas and water utility customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Jeffrey R. Kotkin

(860) 665-5154

Note:  Eversource Energy will webcast a conference call with senior management on May 3, 2018, beginning at 9 a.m. Eastern Time.  The webcast and associated slides can be accessed through Eversource’s website at www.eversource.com.

1 All per share amounts in this news release are reported on a diluted basis.  The only common equity securities that are publicly traded are common shares of Eversource Energy.  The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in Eversource Energy's assets and liabilities as a whole.  EPS by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to controlling interests of each business by the weighted average diluted Eversource Energy common shares outstanding for the period.  Management uses this non-GAAP financial measure to evaluate earnings results, provide details of earnings results by business, and more fully compare and explain our first quarter 2018 and 2017 results.  Management believes that this measurement is useful to investors to evaluate the actual and projected financial performance and contribution of Eversource Energy’s businesses.  Non-GAAP financial measures should not be considered as alternatives to Eversource consolidated net income attributable to controlling interests or EPS determined in accordance with GAAP as indicators of Eversource Energy’s operating performance.

This news release includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate,” “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could” and other similar expressions.  Forward-looking statements are based on current expectations, estimates, assumptions or projections and are not guarantees of future performance. These expectations, estimates, assumptions or projections may vary materially from actual results.  Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, important factors that could cause our actual results to differ materially from those contained in our forward-looking statements, including, but not limited to,that we may fail to reach agreement on terms of a potential transaction with Connecticut Water, or fail to complete any such transaction on a timely basis or on favorable terms; negative effects on Connecticut Water’s business resulting from the pendency of the merger proposals; that we may not receive regulatory approvals within the expected timeframe; and that we may not be able to close the proposed transaction with Connecticut Water promptly and effectively, or at all; cyber-attacks or breaches, including those resulting in the compromise of the confidentiality of our  proprietary information and  the personal information of  our  customers; acts of war or terrorism, physical attacks or grid disturbances that may damage and disrupt our transmission and  distribution systems; ability or inability  to commence and  complete our major strategic development projects and  opportunities; actions or inactions of local, state and federal regulatory, public policy and taxing bodies; substandard  performance  of  third-party suppliers and service providers; fluctuations in weather patterns, including extreme weather due to climate change; changes in business conditions, which could include disruptive technology related to our current or future business model; increased  conservation measures of customers and development of alternative energy sources; contamination of or  disruption of our  water  supplies;  changes in economic  conditions, including impact on interest rates, tax policies, and customer demand and payment ability; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make Eversource Energy’s access to necessary capital more difficult or costly; changes in laws, regulations or regulatory policy;  changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors.

Other risk factors are detailed in Eversource Energy’s reports filed with the Securities and Exchange Commission (SEC) and updated as necessary, and are available on Eversource Energy’s website at www.eversource.com and on the SEC’s website at www.sec.gov.  All such factors are difficult to predict and contain uncertainties that may materially affect Eversource Energy’s actual results many of which are beyond our control.  You should not place undue reliance on the forward-looking statements; each speaks only as of the date on which such statement is made, and, except as required by federal securities laws, Eversource Energy undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

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